UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement ☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to § 240.14a-12
Enpath Medical, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:

5) Total fee paid:
☐ Fee paid previously with preliminary materials:
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Enpath Medical, Inc.
2300 Berkshire Lane North
Plymouth, MN 55441
March 21, 2007
Dear Shareholder:
You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Enpath Medical, Inc. to be held on May 3, 2007, at 3:45 p.m., local time, at our new corporate headquarters which are located at 2300 Berkshire Lane North, Plymouth, MN 55441.
At this year’s annual meeting, the agenda will include the election of directors and the ratification of the selection of our independent registered public accounting firm for fiscal 2007. Please refer to the enclosed Proxy Statement for detailed information on each of these proposals and other important information about Enpath Medical.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold or whether you plan to attend the annual meeting in person. I urge you to vote your shares as soon as possible. The proxy card contains instructions on how to cast your vote.
Our corporate culture and operating philosophy combine to make Enpath Medical a leading-edge technology company redefining the role of an OEM resource by providing innovative and essential products to our customers. We believe this culture and philosophy continue to drive our success and benefit all of our stakeholders. While 2006 was a good year for our company, we believe the best is still to come. I want to thank all of our team members for their continued hard work and dedication, and all of our customers and shareholders for their continued support. We look forward to reviewing the events of the last fiscal year at the Annual Meeting.
Sincerely,
James D. Hartman
Executive Chairman of the Board

2

Enpath Medical, Inc.
2300 Berkshire Lane North
Plymouth, Minnesota 55441
(763) 951-8181

NOTICE AND PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2007

NOTICE
To the Holders of Common Stock of Enpath Medical, Inc.:
The Annual Meeting of Shareholders of Enpath Medical, Inc. will be held at the Enpath Medical, Inc. corporate office, located at 2300 Berkshire Lane North, Plymouth, MN 55441, on Thursday, May 3, 2007 at 3:45 p.m. local time, for the following purposes:
1.	To elect seven directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of McGladrey & Pullen, LLP as independent registered public accounting firm for Enpath Medical, Inc. for the fiscal year ending December 31, 2007; and

3.	To consider and act on such other business as may properly come before the meeting or any adjournment or adjournments thereof.
Our board of directors has fixed the close of business on March 21, 2007 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the 2007 Annual Meeting and any adjournment or postponements thereof.
By Order of the Board of Directors,
Michael D. Erdmann
Secretary
March 28, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES.

3

i

Enpath Medical, Inc.
2300 Berkshire Lane North
Plymouth, Minnesota 55441
(763) 951-8181

PROXY STATEMENT

GENERAL INFORMATION
Annual Meeting of Shareholders
This Proxy Statement is furnished to shareholders of Enpath Medical, Inc., a Minnesota corporation (“Enpath” or “we”), in connection with the solicitation of proxies by our board of directors for use at the Annual Meeting of Shareholders to be held on Thursday, May 3, 2007 at 3:45 p.m. local time, at Enpath’s corporate offices located at 2300 Berkshire Lane, Plymouth, Minnesota 55441, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying form of proxy were first mailed to our shareholders on or about March 28, 2007.
Solicitation and Revocation of Proxies
We will pay the costs and expenses of solicitation of proxies. In addition to the use of the mails, our directors, our officers and our regular employees may solicit proxies personally or by telephone, but such persons will not be specifically compensated for such services. Any shareholder giving a proxy in the enclosed form may revoke it before it is exercised either by submitting a new proxy bearing a date later than any prior proxy or by attending the Annual Meeting in person and completing a ballot at the Annual Meeting.
Voting
Only shareholders of record at the close of business on March 21, 2007 are entitled to vote at the Annual Meeting. On that date there were outstanding 6,364,502 shares of Enpath Medical, Inc. common stock, $.01 par value per share. Each holder of common stock is entitled to one vote for each share held.
You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director. You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal. If you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal.
If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are counted toward determining whether a quorum is present at the Annual Meeting, but will not be counted toward determining if the holders of a majority of the common stock present have voted affirmatively.
All shares represented by timely, valid and unrevoked proxies will be voted at the Annual Meeting in accordance with the specifications indicated thereon. If no specification is indicated on a proxy, the proxy will be voted FOR each of the director nominees named in Proposal 1 and FOR Proposal 2 described herein.
Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of shares of our common stock. Additionally, in order to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Quorum and Voting Requirements
A quorum, consisting of the holders of a majority of common stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting.
Under Proposal 1, each director nominee will be elected if approved by the affirmative vote of the holders of a plurality of the common stock present, in person or by proxy, at the Annual Meeting and entitled to vote on that item of business. Proposal 2 presented to our shareholders at this Annual Meeting will be approved by the affirmative vote of the holders of the greater of (a) a majority of our common stock present at the Annual Meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of our common stock that would constitute a quorum for transacting business at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of March 21, 2007 with respect to our common stock beneficially owned by (i) each director and director nominee, (ii) each person known to us to beneficially own more than five percent of our common stock, (iii) each of the executive officers named in the Summary Compensation Table set forth below (the “Named Executive Officers”), and (iv) all current executive officers and directors as a group. Unless otherwise indicated, the persons listed below may be reached at 2300 Berkshire Lane North, Plymouth, MN 55441.

	Amount and Nature of	Percentage of
Name and Address of Beneficial Owner	Beneficial Ownership(1)(2)(3)	Outstanding Shares(2)
Wasatch Advisors, Inc. 150 Social Hall Avenue Salt Lake City, UT 84111	623,625(4)	9.8%
Blueline Capital Partners, L.P. 4115 Blackhawk Plaza Circle, Suite 100 Danville, CA 94506	534,593(5)	8.4%
Healthinvest Partners AB Arsenalsgatan 4 SE-111 47 Stockholm, Sweden	514,860(6)	8.1%
John C. Hertig(7)(8)	20,000	*
James D. Hartman(7)(9)	211,930	3.3%
Thomas L. Auth(7)	98,833	1.6%
Michael D. Dale(7)	32,000	*
Albert Emola(7)	21,334	*
Richard F. Sauter(7)	58,400	*
Richard T. Schwarz(7)	15,048	*
Scott P. Youngstrom(8)	0	*
Mark C. Kraus(8)	87,000	1.4%
Steven D. Mogensen(8)	3,000	*
Michael D. Erdmann(8)	40,800	*
James M. Reed(8)(10)(11)	23,156	*
David A. Grenz(8)(10)	3,000	*
All Current Executive Officers and Directors as a Group (12 persons)	588,345	8.8%

*	Less than 1%
(1)	Unless noted, each person or group identified possesses sole voting and investment power with respect to such shares.

(2)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person.

(3)	Includes the following number of shares which could be purchased under stock options exercisable within sixty (60) days of March 21, 2007: Mr. Hertig, 20,000 shares; Mr. Hartman, 72,500 shares; Mr. Auth, 25,333 shares; Mr. Dale, 32,000 shares; Mr. Emola, 21,334 shares; Mr. Sauter, 52,000 shares; Mr. Schwarz, 5,668 shares; Mr. Youngstrom, 0 shares; Mr. Kraus, 57,000 shares; Mr. Mogensen, 3,000 shares; Mr. Erdmann, 18,800 shares; Mr. Reed, 20,400 shares; Mr. Grenz, 3,000 shares; and all current executive officers and directors as a group, 307,635 shares.

(4)	Based on an Amendment No. 4 to Schedule 13G filed by Wasatch Advisors, Inc. on February 15, 2007.

(5)	Based on an Amendment No. 1 to Schedule 13D filed on May 15, 2006 by Blueline Capital Partners, L.P. (“BCP”) relating to the beneficial ownership of BCP and BlueLine Partners, L.L.C. (“BP”). BP is the sole general partner of BCP, a private investment limited partnership.

(6)	Based on an Amendment No. 1 to Schedule 13G filed by Healthinvest Partners AB on February 12, 2007 relating to the beneficial ownership of HealthInvest Global Long/Short Fund, a specialty fund organized pursuant to the Swedish Mutual Funds Act (the “Fund”). Healthinvest Partners AB is the investment advisor for, and a control person of, the Fund.

(7)	Serves as our director and has been nominated for re-election at this Annual Meeting.

(8)	Named Executive Officer.

(9)	Includes 5,000 shares that Mr. Hartman owns jointly with his daughter, for which he shares voting and investment control, and 500 shares owned by Mr. Hartman’s spouse, over which she exercises sole voting and investment control.

(10)	Messrs. Reed and Grenz ceased serving as “executive officers” effective December 12, 2006. Information regarding beneficial ownership is based upon information provided by Messrs. Reed and Grenz.

(11)	Includes 600 shares owned by Mr. Reed’s spouse, over which she exercises sole voting and investment control.

COMPARATIVE STOCK PERFORMANCE
Our common stock is quoted on the NASDAQ Global Market under the symbol “NPTH.” The Securities and Exchange Commission requires that we include in this Proxy Statement a line graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by us. We have chosen to use the Nasdaq Stock Market (U.S. Companies) Index as its broad market index and the Nasdaq Non-Financial Stock Index as our peer group index. The table below compares the cumulative total return as of the end of each of our last five fiscal years on $100 invested as of December 31, 2001 in our common stock, the Nasdaq Stock Market Index and the Nasdaq Non-Financial Stock Index. The values of each investment as of the dates indicated are based on share prices plus any dividends paid in cash, with the dividends reinvested on the date they were paid. The calculations exclude trading commissions and taxes.
Comparison of Five-Year Cumulative Total Return

	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05	12/29/06
Enpath Medical, Inc.	$100.00	$54.31	$84.51	$69.41	$54.63	$93.51
Nasdaq Stock Market (U.S.)	$100.00	$64.47	$96.70	$105.01	$106.46	$117.03
Nasdaq Non-Financial Stocks	$100.00	$65.33	$100.01	$107.85	$110.30	$120.97

Since our fiscal year ends on the last day of December each year, data in the above table reflects market values for our stock and Nasdaq indices as of the close of trading on the last trading day of each year presented.

PROPOSAL 1:
ELECTION OF DIRECTORS
Information Regarding Election of Directors
Pursuant to our bylaws, the number of directors has been set at seven. Therefore, seven directors will be elected at this Annual Meeting to serve until the next Annual Meeting of Shareholders or until their successors have been elected and qualified.
On February 16, 2006, we entered into a Letter Agreement with BIOMEC Inc. under which BIOMEC and Enpath agreed that Richard T. Schwarz would be elected as the BIOMEC designee on the our board at the February 16, 2006 board meeting and would be nominated for re-election as a director at the 2006 Enpath Annual Meeting of shareholders. In February 2007, the Governance/Nominating Committee selected the seven nominees listed below, each of whom have consented to being named as a nominee at this Annual Meeting. We believe that, if elected, all of the nominees would be able to serve as a director. It is the intention of the individuals named as proxies to vote “FOR” each nominee (unless otherwise directed). If any nominee is unable to serve as a director, it is the intention of the individuals named as proxies to vote for the election of such person or persons as the Governance/Nominating Committee may, in its discretion, recommend. Information regarding the persons nominated for election follows based on information provided by the nominees. We know of no arrangements or understandings between a director or nominee and any other person pursuant to which he has been selected as a director or nominee.
Nominees for Election to the Board of Directors
John C. Hertig, age 55, joined us as our Chief Executive Officer effective January 16, 2006 and was elected to the board of directors on February 16, 2006. From 2001 until he began his service with us in 2006, Mr. Hertig was a medical device consultant, providing advice and guidance in strategic planning and partnering, business plan development, capital raising, sales and marketing development, creation of distribution networks and technology matters. From 1998 to 2001, Mr. Hertig served as the Chief Executive Officer of MedSource Technologies, Inc., an integrated medical device design and manufacturing services company. From 1996 to 1998, Mr. Hertig was the President of SIMS Level 1, Inc., an intravenous fluid and blood warming medical device company. Before SIMS, Mr. Hertig was the Vice President/General Manager of the Medical Device Division of Ohmeda, Inc., where he was responsible for three medical device product lines including vascular access specialty catheters, disposable cardiac pressure transducers and peripheral I.V. catheters. From 1980 to 1993, Mr. Hertig also served in a variety of roles of escalating responsibility, including Corporate Vice President of Operations at McGaw, Inc., which manufactures pharmaceutical and disposable medical devices for hospitals and home care. Mr. Hertig also served as the first President of Central Admixture Pharmacy Services, Inc., a startup division of McGaw providing a unique intravenous solutions admixture service to hospital pharmacies.
James D. Hartman, age 61, has been our director since 1991 and has served as Chairman of the board of directors since October 2003. In addition to being Chairman of the Board, Mr. Hartman was our Chief Executive Officer from February 1996 until his retirement from that position on January 16, 2006. He has served as our Chief Financial Officer from 1991 to July 2006. He served as our President from February 1995 through October 2003, was our Secretary from March 1991 through October 2003, and served as our Executive Vice President from April 1993 until February 1995. Prior to joining us in 1991, Mr. Hartman was Vice President – Finance for Viking Electric Supply, Inc., a distributor of electrical supplies and tools based in the Minneapolis, Minnesota area.
Thomas L. Auth, age 62, has been our director since October 1999. Mr. Auth is a private investor and the owner and Chief Executive Officer of Vomela Specialty Company, a graphics design and manufacturing company. Mr. Auth was the Chief Executive Officer and a director of ITI Technologies, Inc., a publicly held company, from 1981 until May 2000. ITI was a leading designer and manufacturer of electronic security products. In May 2000, ITI merged with SLC Technologies, Inc. to form a new publicly held company, Interlogix, Inc. and Mr. Auth served as Chairman of the board of directors of Interlogix, until February 2002 when Interlogix was acquired by the General Electric Company. Mr. Auth currently serves on the boards of several privately held companies. Mr. Auth is also a certified public accountant but does not currently hold an active license to practice.

Michael D. Dale, age 47, has been our director since January 2002. Mr. Dale was appointed President and Chief Executive Officer of ATS Medical, Inc., a medical device manufacturer, in October of 2002. Previously, Mr. Dale worked for Endocardial Solutions, Inc. from December 1998 until October 2002 as Vice President of Sales and Marketing. From October 1996 until joining Endocardial, Mr. Dale was Vice President of Global Sales for Cyberonics, Inc., a medical device company, and additionally as managing director of Cyberonics Europe, S.A. From July 1988 until October 1996, Mr. Dale served in several capacities at St. Jude Medical, Inc., most recently as the Business Unit Director for St. Jude Medical Europe.
Albert Emola, age 56, has been our director since January 2003. Mr. Emola is currently acting President and CEO of StentTech, Inc., a designer, developer and marketer of specialty stent products. Mr. Emola served as President and Chief Executive Officer of Vital Images, Inc., a manufacturer of 3-D medical imaging software, from December 1999 until February 2002. From August 1994 to January 1999, Mr. Emola served as President and Chief Executive Officer of Flexmedics Corporation, a designer and manufacturer of nitinol-based medical products. From May 1991 until August 1994, Mr. Emola served as a consultant to start-up medical companies requiring broad-based strategic direction. From 1976 to 1991, Mr. Emola served in marketing, strategic planning and business development roles at St. Jude Medical, Inc., American Hospital Supply Corporation and Bristol Myers, Inc.
Richard F. Sauter, age 65, has been our director since March 1992. Mr. Sauter retired from the University of St. Thomas in 2002 and holds the title of Professor Emeritus from that institution. From September 1990 until August 2002, he was a Professor of Marketing at St. Thomas. From April 1974 until March 1990, Mr. Sauter served in various positions at Medtronic, Inc., a medical device manufacturer located in Minneapolis, Minnesota, most recently as Corporate Vice President of New Ventures.
Richard T. Schwarz, age 55, has been our director since February 16, 2006, when he was elected as the BIOMEC designee on the our board. From July 2003 to present, Mr. Schwarz has been a limited partner of Edgewater Capital Partners, a private equity investment firm, and a member of its board of operating advisors. From 1998 to 2003, Mr. Schwarz was a founding partner of Sycamore Partners LLC, a Cleveland-based investment and advisory firm focused on investing in high technology businesses in Northeast Ohio. Prior to Sycamore, he was Director and President of Laurel Industries, Inc,., a privately held chemical manufacturer that was acquired by Oxychem, Occidental Petroleum Corporation in 1996. Mr. Schwarz is also a director of Associated Estates Realty Corporation (NYSE: AEC).
The affirmative vote of the holders of a plurality of the shares of common stock represented at the Annual Meeting and entitled to vote is necessary for election of the nominees to the board of directors described above. Proxies will be voted in favor of each nominee unless otherwise indicated.

The Board of Directors Recommend Shareholders Vote “FOR”
Each of the Director Nominees Listed Above

CORPORATE GOVERNANCE
General
Our board of directors is committed to sound and effective corporate governance practices. We regularly review our governance policies and practices, as well as the provisions of the Sarbanes-Oxley Act of 2002, the current and proposed rules of the Securities and Exchange Commission and the listing standards of The Nasdaq Stock Market® in order to ensure compliance with the rules and regulations applicable to us. The charters of our Governance/Nominating, our Audit Committee, and our Compensation Committee, and our Code of Ethics and Business Conduct are all available to the public on our website located at www.enpathmedical.com by following the link for “Investors” and then “Company Leadership” or by written request sent to our Investor Relations Department at:
Enpath Medical, Inc.
Investor Relations Department
2300 Berkshire Lane North
Plymouth, Minnesota 55441
investorrelations@enpathmed.com
Board Independence
The board of directors undertook a review of director independence in February 2007 as to all seven directors then serving. As part of that process, the board reviewed all transactions and relationships between each director (or any member of his immediate family) and Enpath, our executive officers and our independent registered public accounting firm, and other matters bearing on the independence of directors. As a result of this review, the board of directors affirmatively determined that each of the directors, with the exception of Messrs. Hartman and Hertig, are independent according to the “independence” definition of the Nasdaq Marketplace Rules. Neither Mr. Hartman nor Mr. Hertig is independent under the Nasdaq Marketplace Rules because he is, or within the prior three years has been, our employee and served as our executive officer.
Board Committees and Committee Independence
The board of directors currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee and the Governance/Nominating committee. The composition and functions of each of those committees are set forth below.
     Audit Committee. The Audit Committee of the board of directors, currently comprised of Messrs. Richard F. Sauter (Chair), Thomas L. Auth, and Albert Emola, met four times during fiscal year 2006. Each meeting included a representative of our independent registered public accounting firm. The Audit Committee oversees our internal control structure and financial reporting activities, reviews the scope and results of the annual audit, and also reviews our annual audited financial statements, quarterly financial statements and certain filings with the Securities and Exchange Commission. The Audit Committee approves the retention of the independent registered public accounting firm, as well as all audit and non-audit services performed by our independent registered public accounting firm and compensation to such firm. In connection with its review of board independence, the board of directors determined that each member of the Audit Committee is “independent” as defined by Nasdaq Marketplace Rules and Rule 10A-3 of the Securities Exchange Act of 1934. Further, our board of directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, the board of directors has determined that Thomas L. Auth meets the Securities and Exchange Commission definition of an “audit committee financial expert.” The Audit Committee acts under a written charter first adopted and approved by the board of directors on June 29, 2000 and amended through March 22, 2004. The report of the Audit Committee is found on page 10.
     Compensation Committee. The Compensation Committee of the board of directors, currently comprised of Messrs. Thomas L. Auth (Chair), Michael D. Dale and Richard T. Schwarz, met once in fiscal year 2006. The compensation committee acts under the terms of a written charter adopted in December 2006. Among other duties, the Compensation Committee reviews compensation of our officers for fairness and competitiveness, determines the necessity for, and content of, any officer employment contracts, advises and recommends incentives in the form of overall corporate bonus plans and determines bonuses and grants of stock options for our executive officers, and reviews the performance of our Chief Executive Officer. The Compensation Committee also has the authority to make awards under, and adopt and alter administrative rules and practices governing our benefits plans, including our stock option plans. The charter of the Compensation Committee requires that this committee consist of no fewer than two board members who satisfy the requirements of the Nasdaq Stock Market, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. In connection with its review of director independence, the board of directors determined that each current member of the Compensation Committee meets these requirements. The report of the Compensation Committee is found on page 28.
     Governance/Nominating Committee. The Governance/Nominating Committee, currently comprised of Messrs. Thomas L. Auth, Michael D. Dale, Albert Emola, Richard F. Sauter and Richard T. Schwarz, met once in fiscal year 2006. The Governance/Nominating Committee is responsible for reviewing the size and composition of the Board, identifying individuals qualified to become Board members, recommending to the Board of directors nominees to be elected at the annual meeting of shareholders, reviewing the size and composition of Board committees, facilitating Board self-assessment and reviewing and advising regarding strategic direction and strategic management. The Committee operates under a written charter adopted by the board of directors on April 29, 2004. Each member of the Governance/Nominating Committee is “independent” under Nasdaq Marketplace Rules.
Director Nominations
Our Governance/Nominating Committee is the standing committee responsible for considering and approving the nominees for election as directors at our annual meetings of shareholders. The Governance/Nominating Committee will consider candidates for board membership suggested by its members, other board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth below under “Shareholder Proposals for Nominees.”
     Criteria for Nomination to the Board. The Governance/Nominating Committee believes that a nominee should possess the highest level of professional and personal ethics and values, be free of any material conflict of interest with respect to board service, have broad experience at the policy-making level, have the ability to provide insight and practical wisdom based on experience and expertise, be independent as defined in Nasdaq Rule 4200(a)(15), be able to understand and relate to our culture, have sufficient time to properly discharge the duties associated with serving as a director, and have experience and knowledge that will enhance or maintain a diversity of business background among board members.
     In addition, the Governance/Nominating Committee believes that certain specific qualities or skills are necessary for one or more of our directors to possess. These include, among others, experience with publicly held companies, an understanding and background in corporate management, experience in delegation of duties, accounting experience, financial experience, legal experience, marketing experience, understanding of the medical device industry, and background and experience necessary to qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission.
     Board Nominees for the 2007 Annual Meeting. The nominees for this 2007 Annual Meeting were selected by the Governance/Nominating Committee in February 2007. All nominees were elected by shareholders at the 2006 Annual Meeting. The Governance/Nominating Committee has not engaged a third-party search firm to assist it in identifying potential director candidates, but the Governance/Nominating Committee may choose to do so in the future.
     Shareholder Proposals for Nominees. The Governance/Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Governance Committee c/o our Secretary and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of the corporation’s capital stock beneficially owned by the person. To be considered, the written notice must be submitted in the time frame described in our bylaws and in the section of this Proxy Statement entitled “Shareholder Proposals for 2008 Annual Meeting” below.

Attendance at Board, Committee and Annual Shareholder Meetings
During 2006, the board held a total of five meetings. Each director attended at least 75% of the total number of meetings of the board and at least 75% of the meetings of all committees on which he served. Our corporate governance guidelines provide that directors are expected to spend the time and effort necessary to properly fulfill his or her responsibilities, including regularly attending meetings of the board and committees on which he or she sits, with the understanding that on occasion a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the chairperson of the board or the chairperson of the appropriate committee in advance of such meeting.
Communicating with the Board of Directors
Shareholders may communicate with the board of directors as a group, the chair of any committee of the board of directors or any individual director by directing the communication in writing in care of the Secretary at the address set forth on the front page of this Proxy Statement. All communications will be received and processed by the Secretary and the shareholder making such communications will receive a written acknowledgement from the Secretary of the receipt of the communication.
Communications are distributed to the board, or to any individual director as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the board of directors has requested that certain communications unrelated to the duties and responsibilities of the board of directors should be excluded, such as product complaints, inquiries, and suggestions or other ordinary business affairs suited to our management, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded.
Code of Conduct and Ethics
We have adopted a “code of ethics” that applies to all our directors, officers and employees, including our chief executive officer and our chief financial and accounting officer. This code of ethics is included in our Code of Ethics and Business Conduct, which is available on our website, www.enpathmedical.com, by following the link for “Investors” and then “Company Leadership”. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of The Nasdaq Stock Market concerning any amendments to, or waivers from, any provision of the code of conduct and ethics.

REPORT OF AUDIT COMMITTEE
The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.
In accordance with its charter, the Audit Committee has reviewed and discussed the audited financial statements with management and with McGladrey & Pullen, LLP, our independent registered public accounting firm for 2006. The Audit Committee has discussed with McGladrey & Pullen, LLP the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, as amended by SAS 89 and SAS 90 (Audit Committee Communications). In addition, the Audit Committee has received from McGladrey & Pullen, LLP the written disclosures required by Independence Standards Board No. 1 (independence discussions with Audit Committees) and discussed with McGladrey & Pullen, LLP its independence from Enpath Medical, Inc. and its management.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.
By the Audit Committee of the Board of Directors
Richard F. Sauter (Chair)
Thomas L. Auth
Albert Emola

EXECUTIVE OFFICERS
Set forth below is biographical and other information on our current executive officers. Information about John C. Hertig, our Chief Executive Officer, may be found under the heading “Election of Directors — Nominees for Election to the Board of Directors.”
Scott P. Youngstrom, age 47, was appointed Vice President and Chief Financial Officer in July 2006. Prior to joining Enpath, Mr. Youngstrom served as Vice President and Chief Financial Officer of Compex Technologies, Inc., a publicly traded company engaged in electronic muscle stimulation devices until it was acquired in March 2006. Prior to joining Compex Technologies in 2002, Mr. Youngstrom served as Vice President and Chief Financial Officer of Acist Medical Systems, Inc., a privately held Twin Cities based medical device company engaged in the manufacture and marketing of cardiovascular devices. Mr. Youngstrom also held financial positions with Cardiotronics Systems, Inc. and Alaris Medical. Mr. Youngstrom started his career with Price Waterhouse Coopers and is a Certified Public Accountant. He holds an accounting degree from the University of Northern Iowa.
Mark C. Kraus, age 43, was appointed Vice President and General Manager of the Introducer product line in February 2006. Mr. Kraus has been with us since February 1992. He was elected Vice President of Operations in January 1998, was named Vice President and General Manager of the Percutaneous Delivery Solutions Division in January 1999, was named Executive Vice President and Chief Operating Officer in February 2002, was named President of the Delivery Systems Division in October 2003 and was named Executive Vice President and Chief Technology Officer in February 2005. Prior to that, he served as Director of Manufacturing from July 1996; Manufacturing Manager of the Gynecology Division from January 1995; Manufacturing Manager of the Percutaneous Delivery Solutions Division from November 1992; and Sales Engineer from February 1992. Mr. Kraus also held manufacturing engineering positions with GV Medical, Inc. and Honeywell, Inc. from 1987 to 1992.
Steven D. Mogensen, age 44, was appointed Vice President of Sales and Marketing in July 2006. Steve Mogensen joined us in February 2006 and was appointed Vice President of Sales and Programs. From February 2003 to February 2006, Mr. Mogensen was President and co-founder of a privately held diagnostic imaging company. Mr. Mogensen also served as Vice President of Marketing and Sales, New Product Introductions for all MedSource Technologies divisions from April 1999 to February 2003. Mr. Mogensen also held a variety of sales and marketing positions in his 12 year tenure with Smiths Medical from September 1987 to April 1999.
Michael P. Winegar, age 46, was appointed Vice President of Quality Assurance and Regulatory Affairs in December 2006. Prior to this appointment, Mr. Winegar had served in the capacity as our Vice President since June 2006. From August 2005 until he joined Enpath Medical in July 2006, Mr. Winegar was an independent consultant, providing guidance and support to medical device manufacturers in the areas of regulatory affairs, quality assurance, clinical research, and microbiology. From January 2002 to August 2005, Mr. Winegar was employed at ev3 (f/k/a Vertomed) where he held various positions, including Director of Regulatory Affairs, Vice President of International Regulatory Affairs, and, most recently, Vice President of Regulatory Affairs, Quality Assurance, and Clinical Research.
Michael D. Erdmann, age 46, was appointed Secretary in October 2003. He has served as our Controller since January 1996. Prior to joining us, Mr. Erdmann served in a variety of roles from 1985 to 1996 including Vice President of Operations for IPC Corporation for one year, as Controller for AudioScience, Inc. for five years, as Vice President of Operations for HiTech Companies for three years and as Cost Accountant for Empi, Inc. for two years. Mr. Erdmann is a Certified Public Accountant but does not currently hold an active license to practice. He graduated from the University of Wisconsin-Eau Claire with a degree in accounting and business administration.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis describes our compensation objectives and policies as applied to the following Named Executive Officers (the “Executive Officers”):
•	John C. Hertig, our Chief Executive Officer
•	Scott P. Youngstrom, our Chief Financial Officer
•	James D. Hartman, our former Chief Executive Officer and our former Chief Financial Officer
•	Mark C. Kraus, our Vice President & General Manager
•	Steven D. Mogensen, our Vice President of Sales & Marketing
•	Michael D. Erdmann, our Controller & Secretary
•	James M. Reed, our former Vice President and General Manager
•	David A. Grenz, our former Vice President and General Manager
Effective December 12, 2006, the board of directors reassigned Messrs. Reed and Grenz from their positions as Vice President and General Manager and in connection with such change in duties, determined that neither Mr. Reed nor Mr. Grenz was an “executive officer” within the meaning of Item 401(b) of Regulation S-K of the Securities Act of 1933, as amended. After December 12, 2006, each of Messrs. Reed and Grenz continue to serve in other capacities with our company.
This section is intended to provide a framework within which to understand the actual compensation awarded to, earned or held by each Executive Officer during 2006, as reported in the compensation tables and accompanying narrative sections appearing on pages 18 to 26 of this Proxy Statement.
Executive Compensation Philosophy and Objectives of Compensation Program
Our philosophy with respect to the compensation of Executive Officers is based upon the following principles established by the Compensation Committee:
•	executive base compensation levels should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel; and
•	variable compensation should be established to provide incentive to improve performance and shareholder value.
All of our compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them for superior performance. Our programs are geared to short and longer-term performance with the goal of increasing shareholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.
We believe that the compensation of our executives should reflect their success as a management team, rather than individuals, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share and growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased market price for our stock. We believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Overview of Compensation Process
Elements of In-Service Compensation and Relationship to Objectives
Elements of compensation for the Executive Officers while serving with us include:
•	annual compensation, consisting primarily of base salary;
•	long-term cash incentive compensation under the two cash bonus plans in which the Executive Officers may participate; and
•	long-term equity incentive compensation, historically in the form of stock options awards.
We also provide the Executive Officers with other benefits available to our employees generally, such as health, life, dental and disability insurance and participation in a 401(k) Plan.
Determining Executive Compensation and Design of Compensation Programs
At the beginning of each fiscal year, it has been the practice of our Compensation Committee to review all the elements of each executive officer’s total compensation and compare the compensation of the executive officers with the compensation of officers performing comparable functions in peer group comparison group. Based upon this analysis, base salaries for our executive officers are set at the regularly scheduled February meeting of our Compensation Committee. At this meeting, our Compensation Committee also approves and adopts the salaried employee bonus plan and the executive bonus plan for the new fiscal year and typically grants additional stock options to all of our executive officers.
In determining base salary for 2006, the Compensation Committee continued its historical policy of internal pay equity. It is not our policy to pay our executive officers at the highest level relative to their peers but rather to set base salaries on a basis relative to the other members of our senior management team. We believe that this gives us the opportunity to attract and retain talented managerial employees both at the senior executive level and below. The Compensation Committee also reviewed the following factors to determine the salary for the Executive Officers for 2006 and the overall compensation to pay each Executive Officer:
•	Performance against corporate and individual objectives for the previous year,
•	Difficulty of achieving desired results in the coming year,
•	Value of their unique skills and capabilities to support long-term performance of the company,
•	Performance of their general management responsibilities, and
•	Contribution as a member of the executive management team.
Using the above factors, the Compensation Committee determined the base salaries of Messrs. Kraus, Erdmann, Grenz and Reed on February 16, 2006. The base salaries of Messrs. Hertig, Youngstrom and Mogensen, each of whom was hired in 2006, was set at the time of hiring by the Compensation Committee using the same factors noted above.
Consistent with its overall compensation philosophy, the Compensation Committee adopted the 2006 Salaried Employee Bonus Plan and the 2006 Executive Officer Bonus Plan, each of which is described below. In designing these plans, the Compensation Committee set two distinct goals under the 2006 Salaried Employee Bonus Plan, one related to individual performance against specific objectives and one related to financial performance of a product line or group. The Compensation Committee believes that two distinct goals provide for an appropriate balance between recognition of individual and product line/group performance. For the 2006 Executive Officer Bonus Plan, the Compensation Committee tied payouts under this plan to achievement of the maximum performance goals of all product lines and the corporate group. The design of the 2006 Executive Officer Bonus Plan is intended to reward superior performance of our business as a whole, to provide incentives to each Executive Officer for superior company-wide and not just product or group specific performance, to foster cohesion among all of our employees and recognition of contribution of employees at all levels, and to ensure that additional bonuses will be paid to the Executive Officers only if our overall financial performance goals are met and all other non-executive employees receive the maximum bonus amounts under the 2006 Salaried Employee Bonus Plan.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain executive officers, while providing incentives to maximize long-term value for our company and our shareholders. Our bonus compensation package for fiscal 2006 ranged from 15% to 31% of total cash compensation.
Role of Management
In setting base salaries, our Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the executive officers who report to him. Such executive officers are not present at the time of these deliberations. For fiscal year 2006, the Compensation Committee reviewed Mr. Hartman’s recommendations with respect to the salary compensation of our Executive Officers.
Use of Compensation Consultant
Under the Compensation Committee’s charter, the Committee has the authority to retain, at our expense, such independent counsel or other advisers as it deems necessary to carry out its responsibilities. In fiscal year 2006, the Committee did not retain the services of any compensation consultant. Instead, the Compensation Committee uses various surveys of executive compensation for companies of a similar size in comparable industries as a basis for determining competitive levels of cash compensation.
Accounting and Tax Considerations
Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, which we adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, we were required to value unvested stock options granted prior to our adoption of SFAS 123R under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. We ceased issuing stock option grants to all hourly and salary employees as of December 31, 2005. On April 28, 2005, our Board of Directors took action to accelerate vesting of all outstanding employee stock options to eliminate approximately $1.3 million in compensation expense that the Company otherwise would have incurred over four years beginning in 2006, upon the adoption of SFAS No. 123R. As of that date, we had a total of 670,400 employee options outstanding, of which 214,000 were vested and 456,400 were unvested. We intend to make all future stock-based compensation grants to salaried non-officer employees in the form of restricted stock grants. Officers and non-employee directors will still receive option grants. In 2005, we also modified several existing non-employee director grants in anticipation of moving to a new non-employee director compensation program in 2006. We recorded $28,000 of compensation expense in 2005 as a result of these modifications.
We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the Executive Officer is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.
Elements of Executive Compensation
Annual Compensation
Annual Base Salary
At its meeting in February 2006, the Compensation Committee approved increases to the base salaries of our Executive Officers effective for fiscal year 2006. The increases were based on market-related and internal equity adjustments, as well as the individual’s performance. It is the goal of our compensation committee to establish base salaries for our Executive Officers based on our operating performance relative to comparable peer companies over a three to five year period.

Perquisites
The Compensation Committee does not believe that personal benefits or perquisites (i.e. “perks”) are appropriate as a significant element of compensation for Executive Officers, particularly in light of recent developments with respect to corporate crime and abuse involving perquisites. Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees. In fiscal year 2006, we provided limited perquisites to certain of the Executive Officers, principally to Mr. Hertig for moving expenses associated with his relocation to the Twin Cities at the time he was hired as our Chief Executive Officer.
Employee Benefits
We provide a full range of benefits to the Executive Officers, including the medical, dental and disability coverage available to employees generally. We also sponsor a 401(k) Plan that allows employees, including Executive Officers, to make plan contributions on a pre-tax basis. We match 25% of an employee’s contribution, up to a maximum of 5% of the employee’s compensation. Matching contributions for all employees for the year ended December 31, 2006 were $126,807. Our Board of Directors may approve discretionary contributions to the Plan. No discretionary contribution has been made since the Plan’s inception.
Long-Term Incentive Compensation
Cash Incentive Compensation
Consistent with our compensation philosophy, on February 16, 2006, we adopted the 2006 Salaried Employee Bonus Plan under which employees, including Executive Officers (except for Mr. Hartman), were eligible to earn two bonus amounts, each of which was calculated as a percentage of their respective base salaries. Mr. Hartman was not eligible to participate in the 2006 Salaried Employee Bonus Plan because he retired as our Chief Executive Officer effective January 16, 2006.
One bonus under the 2006 Salaried Employee Bonus Plan allowed the Executive Officers to receive up to 3% of salary for completing specific individual objectives relating to the performance of the Executive Officer in his particular position, but only if we attained a minimum level of after-tax income in 2006. The individual objectives were established by the supervisor of the Executive Officer in consultation with the Executive Officer and the supervisor also reviewed the performance of the Executive Officer to determine achievement against the objectives. For this purpose, Mr. Youngstrom supervised the individual objectives of Mr. Erdmann, Mr. Hertig supervised the individual objectives of all other participating Executive Officers (other than himself), and the Board of Directors supervised Mr. Hertig’s individual objectives. Based upon the performance of the Executive Officers against his individual objectives, we awarded the Executive Officers the following dollar amounts under the 2006 Salaried Employee Bonus Plan, which represent the corresponding percentage of his base salary:

	Amount Awarded under the under the	Percentage of Salary of Award under the
	2006 Salaried Employee Bonus Plan for	2006 Salaried Employee Bonus Plan for
Name of Executive Officer	Achievement of Individual Objectives	Achievement of Individual Objectives
John C. Hertig	$4,500	2.40%
Scott P. Youngstrom(1)	2,625	3.00
Mark C. Kraus	5,430	3.00
Steven D. Mogensen	4,062	3.00
Michael D. Erdmann	3,420	2.85
James M. Reed	4,200	3.00
David A. Grenz	4,725	2.70

(1)	Mr. Youngstrom began serving as our Chief Financial Officer on July 1, 2006 and therefore, bonus amount represents partial year of service.

In addition to the 3% objective bonus, all employees, including Executive Officers, were eligible to earn a percentage of base salary based upon the financial contribution of their product line (or other group, for management, sales, marketing other corporate personnel) to our overall performance calculated as gross profit attributable to that product line less research and development expense. The financial contribution of the corporate group represented our overall financial performance less the contributions of all product lines. The following table shows the product line/group in which each Executive Officer participated and the maximum percentage of his respective base salary each Executive Officer was eligible to receive under this second component of the 2006 Salaried Employee Bonus Plan:

		Bonus as a Maximum Percentage of
		Base Salary under Product
		Line/Group Performance
		Component of 2006 Salaried
Name	Product Line/Group	Employee Bonus Plan
John C. Hertig	Corporate	18%
Scott P. Youngstrom	Corporate	15%
Mark C. Kraus	Introducer	15%
Steven D. Mogensen	Corporate	15%
Michael D. Erdmann	Corporate	12%
James M. Reed	Advanced Delivery Catheter	15%
David A. Grenz	Stimulation Leads	15%
The performance of a product line/group must meet specified minimum levels of contribution for any bonus amounts to be awarded to Executive Officers participating in that product line/group. For the stimulation leads product line, the minimum contribution was $1,282,000; for the introducer product line, the minimum contribution was $8,712,000; for the advanced delivery catheter product line, the minimum contribution was a loss of $2,939,000; and for the corporate group, the minimum contribution was $5,263,000. If a product line/group achieved the minimum contribution level, the Executive Officer participants in that product line/group would earn 25% of their maximum bonus amount. If a product line/group achieved more than the minimum level of contribution, the Executive Officer participants in that product line/group would receive a greater proportion of their maximum bonus amount. For the Executive Officers to receive the maximum bonus amounts, the contribution of the product line/group for 2006 was as follows: stimulation leads product line, approximately $1,700,000; introducer product line, approximately $10,000,000; advanced delivery catheter product line, a loss of less than $2,400,000; and for the corporate group, approximately $7,414,000.
For 2006, the stimulation leads product line and advanced delivery catheter product line did not achieve the minimum contribution specified under the 2006 Salaried Employee Bonus Plan. Therefore, Executive Officer participants in these product lines received no bonus under the second component of the 2006 Salaried Employee Bonus Plan. For 2006, the introducer product line achieved more than the maximum contribution amount specified under the 2006 Salaried Employee Bonus Plan. Therefore, Mark C. Kraus, the Executive Officer participant in the introducer product line, received a bonus of 15% of his base salary or $27,150 under the second component of the 2006 Salaried Employee Bonus Plan. For 2006, the corporate group achieved more than the minimum and less than the maximum contribution amount under the Salaried Employee Bonus Plan resulting in bonuses of 75.8% of the maximum bonus amount for Executive Officer participants in this group. Mr. Hertig, Mr. Youngstrom, Mr. Mogensen and Mr. Erdmann received $34,110, $9,949, $15,393 and $10,915, respectively, under the second component of the 2006 Salaried Employee Bonus Plan.
In addition, on February 16, 2006, we adopted the 2006 Executive Officer Bonus Plan in which Executive Officers (other than Mr. Hartman) were eligible to earn an additional 10% of their respective base salary if we achieved an amount of net income after taxes in excess of the amount that would result in the maximum bonus payout for each product line or group under the second component of the 2006 Salaried Employee Bonus Plan. Because the stimulation leads product line and advanced delivery catheter product line did not achieve the minimum contribution specified under the 2006 Salaried Employee Bonus Plan, the performance criteria for the 2006 Executive Officer Bonus Plan were not met and no Executive Officer received any bonus amounts under the 2006 Executive Officer Bonus Plan.

Equity Incentive Compensation
Our stock option program is the primary vehicle for offering long-term incentives and rewarding the Executive Officers. Because of the direct relationship between the value of an option and the market price of our common stock, we believe that granting stock options is the best method of motivating the Executive Officers to manage our company in a manner that is consistent with the interests of our company and our stockholders.
On February 2006, we granted options to executive officers in respect of performance in fiscal year 2005. For performance in fiscal year 2006, we granted stock options to our executive officers in February 2007. For 2006, all stock options granted to the Executive Officers were granted under 1999 Incentive Stock Option Plan. The stock option awards granted in February 2006 to Messrs. Kraus, Erdmann, Reed and Grenz were granted in accordance with our historical practice in connection with the review of the individual performance of these Executive Officers. The stock option awards granted in 2006 to Messrs. Hertig, Youngstrom and Mogensen were granted in connection with their hiring to provide long-term incentives for achievement over the five-year term of the option and to remain employed with our company over the five-year vesting schedule of the option. The stock option grant to Messrs. Hertig, Youngstrom and Mogensen in connection with their hiring was a larger, one-time grant intended to attract these executive officers to our company. The Compensation Committee intends future stock option awards to Messrs. Hertig, Youngstrom and Mogensen would be smaller in terms of number of shares and granted in connection with our review of their individual performance in the prior year, in accordance with our historical practice.
Because of the evolution of regulatory, tax and accounting treatment of equity incentive programs, we have utilized other forms of equity awards as incentive compensation for certain of our non-executive officer employees. We continue to review different types of equity compensation to determine the most effective way to reward our executive officers for, and motivate them toward, superior performance.

Summary Compensation Table
The following table shows information concerning compensation earned for services in all capacities during the fiscal year for (i) John C. Hertig and James D. Hartman, who each served as our Chief Executive Officer in 2006; (ii) Scott P. Youngstrom and James D. Hartman, who each served as our Chief Financial Officer in 2006 and (iii) the three other most highly compensated executive officers of our company, and two former executive officers of our company that would have been in the three other most highly compensated executive officers of our company except that he was not serving as an executive officer at year-end (together referred to as our “Named Executive Officers”).

							Change in
						Non-	Pension Value
						Equity	and Nonquali-
						Incentive	fied Deferred
				Stock	Option	Plan	Compen-	All Other
			Bonus	Awards	Awards ($)	Compensa-	sation	Compensa-
Name and Principal Position	Year	Salary ($)	($)	($)	(1)	tion ($) (2)	Earnings ($)	tion ($) (3)	Total ($)
John C. Hertig (4) Chief Executive Officer	2006	$245,192	0	0	$597,298	$38,610	0	$31,063	$912,163
Scott P. Youngstrom (5) Chief Financial Officer	2006	84,135	0	0	138,966	12,574	0	1,118	236,793
James D. Hartman (6) Chief Executive Officer Chief Financial Officer	2006	128,539	0	0	0	0	0	14,276	142,815
Mark C. Kraus Vice President & General Manager	2006	180,279	0	0	63,036	32,580	0	6,632	282,527
Steven D. Mogensen Vice President of Sales & Marketing	2006	135,385	0	0	123,557	19,455	0	1,577	279,974
Michael D. Erdmann Controller & Secretary	2006	119,904	0	0	25,214	14,335	0	1,780	161,233
James M. Reed (7) Vice President and General Manager	2006	138,654	0	0	75,643	4,200	0	2,076	220,573
David A. Grenz (7) Vice President and General Manager	2006	168,269	0	0	94,554	4,725	0	1,523	269,071

(1)	Values expressed represent the gross compensation cost to be recognized by our company for equity awards granted in 2006 as determined pursuant to Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123(R)”) utilizing the assumptions discussed in Note 8, “Shareholders Equity,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Represents bonuses paid to the Named Executive Officers under our 2006 Salaried Employee Bonus Plan and our 2006 Executive Officer Bonus Plan, which are reported for the year in which the related services were performed.

(3)	For Messrs. Youngstrom, Mogensen, Erdmann, Reed and Grenz, amounts consist of matching contribution to our 401(k) plan. For Messrs. Hertig, Hartman and Kraus, consists of the following amounts: Mr. Hertig, $25,000 moving allowance, $350 airline club membership, $1,952 insurance premium for continuing coverage, $1,540 of taxable personal auto usage, and $2,221 of matching contribution to our 401(k) plan; Mr. Hartman $1,731 of taxable personal auto usage and $1,795 of matching contribution to our 401(k) plan; and Mr. Kraus, $3,900 of taxable personal auto usage and $2,732 of matching contribution to our 401(k) plan.

(4)	Mr. Hertig began serving as our Chief Executive Officer on January 15, 2006 and therefore, 2006 represents partial year of service.

(5)	Mr. Youngstrom began serving as our Chief Financial Officer on July 1, 2006 and therefore, 2006 represents partial year of service.

(6)	Mr. Hartman served as Chief Executive Officer through January 15, 2006. Mr. Hartman also served as Chief Financial Officer from January 1, 2006 through June 30, 2006.

(7)	Effective December 12, 2006, the board of directors reassigned Messrs. Reed and Grenz from their positions as Vice President and General Manager and in connection with such change in duties, determined that neither Mr. Reed nor Mr. Grenz was an “executive officer” within the meaning of Item 401(b) of Regulation S-K of the Securities Act of 1933, as amended.

Grants Of Plan-Based Awards in 2006
The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ended December 31, 2006.

									All Other
								All Other	Option
								Stock	Awards:	Exercise		Grant
		Estimated Future Payouts Under						Awards:	Number of	or Base	Closing	Date Fair
		Non-Equity Incentive Plan Awards			Estimated Future Payouts Under			Number of	Securities	Price of	Price of	Value of
		(1)			Equity Incentive Plan Awards			Securities	Underlying	Option	Stock on	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Options	Awards	Grant	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Options (#)	(#)(2)	($/Sh)(2)	Date	($) (3)
John C. Hertig	01/16/06	—	—	—	—	—	—	—	25,000	$7.70	$8.90	$159,023
John C. Hertig	01/16/06	—	—	—	—	—	—	—	25,000	9.00	8.90	153,370
John C. Hertig	01/16/06	—	—	—	—	—	—	—	25,000	11.00	8.90	145,755
John C. Hertig	01/16/06	—	—	—	—	—	—	—	25,000	13.00	8.90	139,150
John C. Hertig	02/16/06	$4,500	$18,750	$77,500	—	—	—	—	—	—	—	—
Scott P. Youngstrom	07/01/06	—	—	—	—	—	—	—	20,000	11.38	11.38	138,966
Scott P. Youngstrom	02/16/06	2,625	5,906	24,500	—	—	—	—	—	—	—	—
James D. Hartman	05/04/06	—	—	—	—	—	—	—	5,000	11.11	11.11	34,930
Mark C. Kraus	02/16/06	—	—	—	—	—	—	—	10,000	9.18	9.18	63,036
Mark C. Kraus	02/16/06	5,430	12,218	50,680	—	—	—	—	—	—	—	—
Steven D. Mogensen	02/16/06	—	—	—	—	—	—	—	15,000	9.18	9.18	88,785
Steven D. Mogensen	02/16/06	4,062	9,139	37,908	—	—	—	—	—	—	—	—
Steven D. Mogensen	07/27/06	—	—	—	—	—	—	—	5,000	11.39	11.39	34,772
Michael D. Erdmann	02/16/06	—	—	—	—	—	—	—	4,000	9.18	9.18	25,214
Michael D. Erdmann	02/16/06	3,420	7,200	18,000	—	—	—	—	—	—	—	—
James M. Reed	02/16/06	—	—	—	—	—	—	—	12,000	9.18	9.18	75,643
James M. Reed	02/16/06	4,200	9,450	39,200	—	—	—	—	—	—	—	—
David A. Grenz	02/16/06	—	—	—	—	—	—	—	15,000	9.18	9.18	94,554
David A. Grenz	02/16/06	4,725	11,813	49,000	—	—	—	—	—	—	—	—

(1)	Represents bonuses that may have been earned by the Named Executive Officers under our 2006 Salaried Employee Bonus Plan and our 2006 Executive Officer Bonus Plan. For the actual bonus amounts earned and paid under these plans, please see the Summary Compensation Table column entitled “Non-Equity Incentive Plan Compensation”. For explanation of these plans, refer to the description on page 15 under the heading of Compensation Discussion and Analysis entitled “Long-Term Incentive Compensation — Cash Incentive Compensation.” In this column, the threshold amount represents only awards for achievement of the individual objectives under the 2006 Salaried Employee Bonus Plan and no awards for achievement of the product line or group objectives under the 2006 Salaried Employee Bonus Plan or awards under the 2006 Executive Officer Bonus Plan. The target amount represents awards for achievement of the individual objectives and the achievement of the minimum amount for each Named Executive Officer’s product line or group under the 2006 Salaried Employee Bonus Plan, but no awards under the 2006 Executive Officer Bonus Plan. The maximum amount represents the maximum bonus amounts under both the 2006 Salaried Employee Bonus Plan and the 2006 Executive Officer Bonus Plan.

(2)	Options vest and become exercisable in five equal annual installments of 20% of the shares underlying the option grant beginning on the first anniversary date of grant.

(3)	The exercise price of options granted to Mr. Hertig on January 16, 2006 is not the closing sales price as reported by the Nasdaq Stock Market on that date, which was $8.90 per share. The exercise price was determined based upon negotiations between us and Mr. Hertig prior to the date of grant. The $7.70 exercise price was the closing price of our stock on the day we presented our proposal to Mr. Hertig in November 2005. The $9.00, $11.00 and $13.00 exercise prices, were higher than the closing price of our common stock and this higher price was intended to reflect a value not represented in the price of our stock at that time that we believed was attributable to future growth opportunities inherent in our investments in research and development over the prior two years. We also intended that Mr. Hertig would be able to realize value from the stock options with the $9.00, $11.00 and $13.00 exercise price only if there was meaningful price appreciation in our stock over the price on the date of the offer.

(4)	Values expressed represent the gross compensation cost to be recognized by our company for equity awards granted in 2006 as determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note 8, “Shareholders Equity,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards At Fiscal Year-End
The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at December 31, 2006.

						Stock Awards
	Option Awards								Equity
			Equity					Equity	Incentive Plan
			Incentive					Incentive Plan	Awards:
			Plan					Awards:	Market or
			Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable (1)	Options (#)	Price ($)	Date (2)	Vested (#)	Vested ($)	Vested (#)	Vested ($)
John C. Hertig	0	25,000	—	$7.700	01/16/12	—	—	—	—
	0	25,000	—	9.000	01/16/12	—	—	—	—
	0	25,000	—	11.000	01/16/12	—	—	—	—
	0	25,000	—	13.000	01/16/12	—	—	—	—
Scott P. Youngstrom	0	20,000	—	11.380	07/01/12	—	—	—	—
James D. Hartman	15,000	0	—	4.625	02/05/07	—	—	—	—
	15,000	0	—	14.790	02/11/08	—	—	—	—
	15,000	0	—	7.330	02/13/09	—	—	—	—
	20,000	0	—	13.600	02/12/10	—	—	—	—
	4,000	0	—	8.520	02/16/11	—	—	—	—
	6,000	0	—	8.520	02/16/11	—	—	—	—
	5,000	0	—	11.110	05/04/12	—	—	—	—
Mark C. Kraus	10,000	0	—	4.625	02/05/07	—	—	—	—
	15,000	0	—	14.790	02/11/08	—	—	—	—
	15,000	0	—	7.330	02/13/09	—	—	—	—
	10,000	0	—	13.600	02/12/10	—	—	—	—
	15,000	0	—	8.520	02/16/11	—	—	—	—
	0	10,000	—	9.180	02/16/12	—	—	—	—
Steven D. Mogensen	0	15,000	—	9.180	02/16/12	—	—	—	—
	0	5,000	—	11.390	07/27/12	—	—	—	—
Michael D. Erdmann	5,000	0	—	4.625	02/05/07	—	—	—	—
	5,000	0	—	14.790	02/11/08	—	—	—	—
	4,000	0	—	7.330	02/13/09	—	—	—	—
	5,000	0	—	13.600	02/12/10	—	—	—	—
	4,000	0	—	8.520	02/16/11	—	—	—	—
	0	4,000	—	9.180	02/16/12	—	—	—	—
James M. Reed	8,000	0	—	8.670	04/29/08	—	—	—	—
	4,000	0	—	7.330	02/13/09	—	—	—	—
	3,000	0	—	13.600	02/12/10	—	—	—	—
	3,000	0	—	8.520	02/16/11	—	—	—	—
	0	12,000	—	9.180	02/16/12	—	—	—	—
David A. Grenz	0	15,000	—	9.180	02/16/12	—	—	—	—

(1)	Options vest and become exercisable in five equal annual installments of 20% of the shares underlying the option grant beginning on the first anniversary date of grant.

(2)	The expiration date of each option occurs six years after the data of grant of each option.

2006 Options Exercises and Stock Vested
The following table sets forth certain information concerning options exercised during fiscal 2006 for the Named Executive Officers. Other than stock options, the Named Executive Officers held no other equity compensation awards outstanding during fiscal year 2006.

	Option Awards		Stock Awards
Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
Name	Exercise (#)	Exercise ($) (1)	Acquired on Vesting (#)	Vesting ($)
John C. Hertig	—	—	—	—
Scott P. Youngstrom	—	—	—	—
James D. Hartman	50,530	$373,761	—	—
Mark C. Kraus	34,375	$280,706	—	—
Steven D. Mogensen	—	—	—	—
Michael D. Erdmann	10,000	$77,000	—	—
James M. Reed	—	—	—	—
David A. Grenz	—	—	—	—

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.
Equity Granting Process
Stock awards to our executive officers and other key salaried employees are typically granted annually in conjunction with the review of the individual performance of our executive officers. This review takes place at the regularly scheduled meeting of the Compensation Committee, which is held in conjunction with the regular quarterly meeting of our Board of Directors in February. Stock options are also granted in connection with the appointment of new executive officers, with the option grant effective as of the first day of employment. These regular and new-hire grants of stock options are approved in advance by the Compensation Committee or the board of directors. The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as our 1999 Incentive Stock Option Plan.
Stock options are granted to our non-employee directors on the first Monday following the date of our annual meeting of shareholders, in accordance with the terms of our 1999 Non-Employee Director and Medical Advisory Board Plan.
Restricted stock awards are granted to newly-hired salaried employees 90 days after their date of hire. In order to facilitate the on-going restricted stock grants practice, the board has authorized the Chief Executive Officer or Chief Financial Officer to make awards of restricted stock for up to $15,000 in value to each newly-hired salaried non-executive officer employee, to be ratified at the next available board of directors meeting.
Our policy is that the exercise price of all stock options and restricted stock grants is set at the closing price of our common stock as reported by The Nasdaq Stock Market as of the date of grant. In certain limited circumstances typically resulting from negotiations between us and a new executive officer, we may grant stock options with exercise prices other than the closing price as reported by The Nasdaq Stock Market.
Description of Employment Agreements
On December 12, 2006, we entered into an employment agreement with each of the following Named Executive Officers: John C. Hertig, Scott P. Youngstrom, Steven D. Mogensen, Mark C. Kraus, and Michael D. Erdmann. At December 31, 2006, we did not have an employment agreement with David A. Grenz or James M. Reed. Each employment agreement contains provisions relating to confidentiality, non-compete and assignment of inventions, as well as resolution of disputes through arbitration. Each of the December 12, 2006 employment agreements incorporates the following definitions of “change in control,” “cause” and “good reason.” where the term the “Company” refers to Enpath Medical, Inc. and the term the “Executive” refers to the executive officer party to the employment agreement.

Defined Term in
Employment
Agreement		Definition
Change in control	(a)	any “person” as such term is used in Section 13(d) and 4(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), together with all Affiliates and Associates (as defined below) (collectively, the “Acquiring Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities, but will not include

		(i)	the Company,

		(ii)	any subsidiary of the Company or

		(iii)	any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of common stock of the Company organized, appointed or established for, or pursuant to the terms of, any such plan;

	(b)	during any period of two consecutive years (not including any period ending prior to the Commencement Date of this Agreement), the Continuing Directors (as defined below) cease to constitute a majority of the Company’s Board of Directors;

	(c)	consummation of a merger or consolidation of the Company with any other entity, other than:

		(i)	a merger or consolidation that:

			A)	results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the merged or consolidated entity) 50% or more of the combined voting power of the voting securities of the resulting entity outstanding immediately after such merger or consolidation, and

			B)	at least a majority of the members of the board of directors of the resulting entity were Continuing Directors at the time of the action of the Board of Directors of the Company approving the merger or consolidation; or

		(ii)	a merger or consolidation effected to implement a recapitalization of the Company or similar transaction in which no Acquiring Person is or becomes the “beneficial owner,” directly or indirectly of more than 50% of the combined voting power of the Company’s then outstanding securities; or

	(d)	consummation of the sale or disposition by the Company of all or substantially all of its assets. “The sale or disposition by the Company of all or substantially all of its assets” means a sale or other disposition transaction or series of related transactions involving assets of the Company or of any Company Affiliate (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of the Company determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than 50% of the fair market value of the Company. For purposes of the preceding sentence, the “fair market value of the Company” will be the aggregate market value of the Company’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities plus the total of all debt outstanding. The aggregate market value of the Company’s common stock will be determined by multiplying the number of shares of the Company’s common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement (“Transaction Date”) with respect to the sale or disposition by the Company of all or substantially all of the Company’s assets by the average closing price for the Company’s common stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company will be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the Company’s common stock or by such other method as the Board of Directors of the Company determines is appropriate; or

	(e)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Defined Term in
Employment
Agreement		Definition
Cause	(a)	the willful and continued failure by the Executive (other than any such failure resulting from: (i) the Executive’s incapacity due to physical or mental illness, (ii) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason or (iii) the Company’s active or passive obstruction of the performance of the Executive’s duties and responsibilities) to perform substantially the duties and responsibilities of the Executive’s position with the Company after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the duties or responsibilities;

	(b)	the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct which, in the good faith opinion of the Company, would impair the Executive’s ability to perform his or her duties or impair the business reputation of the Company; or

	(c)	the willful engaging by the Executive in fraud or dishonesty that is demonstrably and materially injurious to the Company, monetarily or otherwise.

No act, or failure to act, on the Executive’s part will be deemed “willful” unless committed, or omitted by the Executive in bad faith and without reasonable belief that the Executive’s act or failure to act was in the best interest of the Company and the Executive will have either failed to correct, or failed to take all reasonable steps to correct, such act or failure to act within sixty (60) days from the Executive’s receipt of written notice from the Company demanding that the Executive take such action.

Good Reason	Good Reason will exist in the event that the Company, without the Executive’s written consent:

	(a)	institutes a material adverse change in the Executive’s title or in the duties assigned to the Executive (except for any diminution that occurs solely as a result of the fact that the Company ceases to be a public company);

	(b)	requires the Executive to relocate the Executive’s principal residence to a location outside of a reasonable commuting distance from the Twin Cities metropolitan area;

	(c)	reduces the Executive’s Annual Base Salary below the amount in effect immediately prior to the Change in Control;

	(d)	materially reduces the aggregate monetary value of the Executive’s participation in, or payment or benefit under all incentive plans (other than equity plans), benefit plans, arrangements and perquisites, from the aggregate monetary value of those plans, arrangements or perquisites that were in effect immediately prior to the Change in Control;

	(e)	substantially fails to comply with the provisions of Article 2 hereof; provided, however, that an unintentional failure to comply or a failure to comply that results from administrative oversight will not give rise to Good Reason, if such failure is promptly corrected; or

	(f)	the failure of the Company to obtain the assumption of this Agreement by the acquirer of substantially all the assets of the Company in a transaction that constitutes a Change in Control.
Hertig Agreement
Under our employment agreement with Mr. Hertig, he will serve as our President and Chief Executive Officer for a base salary of $250,000, subject to adjustment by us consistent with our practices. Mr. Hertig is also eligible to participate in our incentive compensation plans and employee benefits offered generally to our employees. The employment agreement continues in effect through December 31, 2008 and will automatically be extended for successive one-year periods unless either party provides written notice to the other no later than the September 30 prior to the expiration date of the Agreement. However, if a change in control (as defined in the agreement) has occurred, the employment agreement with Mr. Hertig will continue in effect for a period of the later of 12 months from (i) the date of a change in control, (ii) if an event triggering severance payment obligations has occurred, until benefits payable to Mr. Hertig have been paid in full, or (iii) the date Mr. Hertig enters into new employment agreement with us or our successor. If the employment agreement terminates prior to its expiration by Mr. Hertig’s death or disability, we will pay Mr. Hertig any amounts due through the date of termination, as well as other unpaid and prorata amounts.
If Mr. Hertig’s employment is terminated other than for cause prior to a change in control, we will pay Mr. Hertig his base salary through the date of termination of his employment and if the termination occurs after June 30 of any year, the annual incentive bonus for that year at the target performance level prorated for the number of days worked in the bonus period. We will also continue Mr. Hertig’s base salary for a period of 26 weeks or until the end of the term of the employment agreement, whichever occurs first, in accordance with our regular payroll practices and pay Mr. Hertig any amount to which he is entitled under the terms of any benefit plan in which he participates. If Mr. Hertig resigns before a change in control or after a change in control resigns without good reason, we will pay Mr. Hertig his base salary through the date of termination of his employment and any amount to which he is entitled under the terms of any benefit plan in which he participates.
If a change in control occurs and during the 12-month period following the change in control, we terminate Mr. Hertig’s employment with us without cause or he terminates his employment for a good reason, we will pay Mr. Hertig his base salary through the date of termination of his employment, the annual incentive bonus for that year at the target performance level prorated for the number of days worked in the bonus period, a severance payment equal to his annual base salary in effect as of the date of termination and any amount to which he is entitled under the terms of any benefit plan in which he participates. The severance amount must be paid in cash in a single sum within 30 days of the day of termination of his employment. We also have the right to delay payment of certain deferred compensation payments to Mr. Hertig under Section 409A of the Internal Revenue Code to the 181st day following Mr. Hertig’s separation from service.
Other NEO Employment Agreements
On December 12, 2006, we also entered into employment agreements with Scott P. Youngstrom, Steven D. Mogensen, Mark C. Kraus, and Michael D. Erdmann that are substantially similar to our employment agreement with Mr. Hertig except with respect to title, annual base salary, the number of weeks of salary continuation in the event of termination by us of the executive officers’ employment other than for cause prior to a change in control and the amount of severance payments in the event of termination of the executive officers’ employment after a change in control by us other than for cause or by the executive officer other than for good reason. Additionally, the employment agreements of Messrs. Scott P. Youngstrom, Steven D. Mogensen, Mark C. Kraus, and Michael D. Erdmann do not provide for a payment of a prorated portion of the annual incentive bonus prior to a change of control. The following table summarizes the differences between the employment agreements:

				Severance Payment
				for Termination by Us
				Other than For Cause
			Salary Continuation Benefit for	or Resignation by
			Termination by Us Other than	Executive Officer
Named Executive		Annual Base	For Cause Prior to Change of	Within 12 Months of
Officer	Title	Salary	Control	Change in Control
John C. Hertig	President and Chief Executive Officer	$250,000	26 weeks or until the end of the term of the employment agreement, whichever occurs first	equal to annual base salary
Scott P. Youngstrom	Vice-President of Finance and Chief Financial Officer	$175,000	the greater of 17 weeks or two weeks for each completed whole year of employment from the date of hire through the date of termination	equal to 26 weeks annual base salary
Steven D. Mogensen	Vice President of Sales and Marketing	$160,000	the greater of 17 weeks or two weeks for each completed whole year of employment from the date of hire through the date of termination	equal to 26 weeks annual base salary
Mark C. Kraus	Vice President and General Manager	$181,000	the greater of 30 weeks or two weeks for each completed whole year of employment from the date of hire through the date of termination	equal to 39 weeks annual base salary
Michael D. Erdmann	Corporate Controller	$120,000	the greater of 13 weeks or two weeks for each completed whole year of employment from the date of hire through the date of termination	equal to the greater of 17 weeks annual base salary or two weeks for each completed whole year of employment from the date of hire through the date of termination

Hartman Employment Arrangement
We do not have a written employment agreement with Mr. Hartman, who also serves as the chairman of our board for which he is separately compensated. Our employment arrangement with Mr. Hartman began after the termination of his services as our Chief Financial Officer with the appointment of Scott P. Youngstrom effective July 1, 2006. Under this arrangement, Mr. Hartman serves as an employee at will and receives compensation in the form of continuing health and dental insurance benefits on the same basis as salaried employees. Mr. Hartman does not accrue any vacation or participate in our 401(k) Plan. Because he is continuing as an employee of our company, Mr. Hartman’s stock options continue to vest and will expire on the same basis as set forth in the respective option agreements evidencing these awards. In exchange for these benefits, Mr. Hartman will make himself available for special projects requested by the Chief Executive Officer from time to time, for which Mr. Hartman will be separately compensated at rates to be negotiated at the time of the project.
Post-Employment Compensation
Other than as provided under their respective employment agreements, we do not provide post-employment compensation, including pension arrangements or post-retirement health coverage, for the Named Executive Officers.
After review of our compensation philosophy and existing agreements with executive officers, we entered into an employment agreement on December 12, 2006 with each of the following Named Executive Officers: John C. Hertig, Scott P. Youngstrom, Steven D. Mogensen, Mark C. Kraus, and Michael D. Erdmann. At December 31, 2006, we did not have an employment agreement with David A. Grenz or James M. Reed. Our employment arrangement with Mr. Hartman does not provide for any post-employment compensation to Mr. Hartman.
A full description of these employment agreements may be found under “Executive Compensation - Description of Employment Agreements” of this Proxy Statement. Defined terms used in the employment agreements, such as “change in control” and “good reason,” are explained in description of the employment agreements.
Post-Employment Compensation — Hertig Employment Agreement
Mr. Hertig’s employment agreement provides for payments by us following the termination of his employment if:
•	prior to a change in control, Mr. Hertig’s employment is terminated other than for cause by us;
•	prior to a change in control, Mr. Hertig resigns for good reason;
•	if a change in control occurs and during the 12-month period following a change in control, Mr. Hertig’s employment is terminated other than for cause by us; or
•	if a change in control occurs and during the 12-month period following a change in control, Mr. Hertig resigns for good reason.
A summary of these post-employment compensation and other provisions of our employment agreement with Mr. Hertig may be found under “Executive Compensation — Description of Employment Agreements.” Under the terms of our stock option plans, all stock options are automatically vested in the event of a change in control. If triggering events and termination of employment had occurred as of December 31, 2006, we estimate that the value of the benefits under Mr. Hertig’s employment agreement would have been as follows based upon his salary for fiscal year 2006, bonus for fiscal year 2006 and stock options at December 31, 2006:
Potential Payments Under Hertig Employment Agreement

		Termination Without Cause or
	Termination Without Cause or	Resignation For Good Reason
	Resignation For Good Reason	Within 12 Months of
	Prior to a Change in Control	a Change in Control
Salary Continuation/Severance Payments	$125,000	$250,000
Bonus	19,305	38,610
Accelerated Vesting of Stock Options(1)	—	437,500

(1)	Value based on a share price of $14.55, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on December 29, 2006. Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated.

Post-Employment Compensation — Other NEO Employment Agreements
Our employment agreements with each of Messrs. Youngstrom, Kraus, Mogensen and Erdmann also contain a provisions requiring payments by us following the termination of such Executive Officer’s employment if:
•	prior to a change in control, such Executive Officer’s employment is terminated other than for cause by us;
•	prior to a change in control, such Executive Officer resigns for good reason;
•	if a change in control occurs and during the 12-month period following a change in control, such Executive Officer’s employment is terminated other than for cause by us; or
•	if a change in control occurs and during the 12-month period following a change in control, such Executive Officer resigns for good reason.
Additionally, under the terms our stock option plans, all stock options grants are automatically vested in the event of a change in control. If the employment of Messrs. Youngstrom, Kraus, Mogensen or Erdmann was terminated by us other than for cause or he resigned for good reason as of December 31, 2006 within 12 months after the change in control, we estimate that the value of the benefits under the employment agreements of Messrs. Youngstrom, Kraus, Mogensen and Erdmann would have been as follows based upon his salary for fiscal year 2006, bonus for fiscal year 2006 and stock options and restricted stock holdings at December 31, 2006:
Potential Payments Under Other NEO Employment Agreements

	Termination Without Cause or			Termination Without Cause or
	Resignation For Good Reason			Resignation For Good Reason
	Prior to a Change in Control			Within 12 Months of a Change in Control
	Salary		Accelerated			Accelerated
	Continuation		Vesting of Stock	Severance		Vesting of Stock
Executive Officer	Payments	Bonus	Options (1)	Payments	Bonus	Options (1)
Scott P. Youngstrom	$57,212	—	—	$87,500	$62,287	$63,400
Mark C. Kraus	59,173	—	—	135,750	16,290	53,700
Steven D. Mogensen	104,423	—	—	80,000	9,728	96,350
Michael D. Erdmann	50,769	—	—	50,769	5,513	21,400

(1)	Value based on a share price of $14.55, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on December 29, 2006. Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated.

DIRECTOR COMPENSATION
For 2006, members of the board of directors, other than Messrs Hartman and Hertig, received $6,000 per year retainer paid quarterly. Additionally, we paid certain directors an additional cash amount as follows:
•	$2,000 per year to Mr. Sauter for his services as the Audit Committee chair;
•	$3,000 per month to Mr. Hartman as Chairman for the months of August through December 2006 when Mr. Hartman was not serving as our executive officer; and
•	$1,000 per year to Mr. Auth for his services as the for Compensation Committee chair.
We also paid each director, other than Messrs. Hartman and Hertig, $500 for each quarterly board meeting attended in person, $250 for each telephonic board meeting, and $250 for each committee meeting or mid-quarter board meeting the director attended.
In addition, each Board member who is elected at the shareholder meeting will receive a stock option grant under the 1999 Non-Employee Director Plan to purchase 5,000 shares of stock at the market price on the date of grant which will be the close of business on the Monday following the annual shareholder meeting. The option will vest 330 days following grant date if the recipient remains a Board member on that date. Each option will have a term of eight years.
The following table shows for the fiscal year ending December 31, 2006, the cash and other compensation paid by us to each of our board members:

					Change in
					Pension Value
					and
	Fees Earned				Nonqualified
	or Paid in	Stock	Option	Non-Equity	Deferred
	Cash	Awards	Awards	Incentive Plan	Compensation	All Other	Total
Name	($) (1)	($)	($) (2)	Compensation ($)	Earnings ($)	Compensation ($)	($)
Thomas L. Auth	$10,250	—	$36,857	—	—	—	$47,107
Michael D. Dale	8,750	—	36,857	—	—	—	45,607
Albert Emola	9,500	—	36,857	—	—	—	46,357
James D. Hartman	15,000	—	34,930	—	—	—	49,930
John H. Hertig	—	—	—	—	—	—	—
Richard F. Sauter	11,500	—	36,857	—	—	—	48,357
Richard T. Schwarz	7,750	—	36,857	—	—	—	44,607

(1)	Represents cash retainer and meeting fees for 2006 as described above.

(2)	Values expressed represent the gross compensation cost to be recognized by our company for equity awards granted in 2006 as determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note 8, “Shareholders Equity,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Since the beginning of 2006, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.
The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all of transactions we enter into in which an officer, director or 5% or greater shareholder or any affiliate of these persons has a direct of indirect material interest. Our Code of Conduct and Business Ethics, which is applicable to all of our employees and directors, also prohibits our employees, including our executive officers, and our directors from engaging in conflict of interest transactions, certain of which may be also be transactions in which we and a related person has or will have a direct or indirect material interest. Requests for waivers by our executive officers and directors from the provisions of, or requests for consents by our executive officers and directors under, our Code of Conduct and Business Ethics must be made to the Audit Committee. While we do not have a written policy regarding the standards to be applied by our Audit Committee in reviewing these transactions, the provisions of Minnesota law provide for a procedure to be applied to conflicts of interest transactions between us and our directors which focuses on full disclosure of all of the material facts of the transaction to us, approval of the transaction by disinterested directors, and a showing that the transaction was fair and reasonable to us at the time it was authorized, approved, or ratified. We believe the Audit Committee would apply these same standards to any potential transaction in which we are to be a participant and in which any related person had or will have a director or indirect material interest.
REPORT OF THE COMPENSATION COMMITTEE
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.
The compensation committee has reviewed and discussed the section above entitled Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2006 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board, and the board has approved, that the CD&A be included in the Proxy Statement for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.
By the Compensation Committee of the Board of Directors
Thomas L. Auth (Chair)
Michael D. Dale
Richard T. Schwarz
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Executive officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish us with all Section 16(a) forms they file. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, all required Section 16(a) filings applicable to executive officers, directors and greater than ten percent shareholders in 2006 were timely filed.

PROPOSAL 2:
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected McGladrey & Pullen, LLP as our independent registered public accounting firm to make an examination of our accounts for the fiscal year ending December 31, 2007, and to perform other appropriate accounting services. McGladrey & Pullen, LLP has audited our financial statements as of and for the years ended December 31, 1995 through 2006. In the event the appointment of McGladrey & Pullen, LLP is not ratified and approved by the shareholders, the Audit Committee will consider another appointment to be effective at the earliest feasible time.
The affirmative vote of the holders of the greater of (a) a majority of our common stock present at the Annual Meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of our common stock which would constitute a quorum for transacting business at the Annual Meeting is required to approve the ratification of the appointment of the independent auditors. Proxies will be voted in favor of this proposal unless otherwise indicated.

The Board of Directors Recommends a Vote “FOR”
the Appointment of McGladrey & Pullen, LLP

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
The Audit Committee has selected McGladrey & Pullen, LLP as its independent registered public accounting firm for its fiscal year ending December 31, 2007 and has asked the shareholders to ratify such appointment. Representatives of McGladrey & Pullen, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.
Principal Accountant Fees and Services
In connection with the fiscal years ended December 31, 2006 and 2005, McGladrey & Pullen, LLP and its related entity RSM McGladrey, Inc., provided various audit and non-audit services to us and billed us for these services as follows:
Audit Fees. Fees for audit services totaled $180,000 and $137,100 in 2006 and 2005, respectively, including fees for the annual audit, the reviews of our quarterly reports on Form 10-Q, services relating to regulatory filings, and meetings with the Audit Committee.
Audit Related Fees. Fees for audit-related services totaled $26,000 and $23,600 in 2006 and 2005, respectively. These fees include the audit of our employee benefit plan and responding to technical and accounting questions and the related research.
Tax Fees. Fees for tax services totaled $36,100 and $72,400 in 2006 and 2005, respectively. These fees included preparation of the certain income tax returns and other tax compliance assistance. These fees also included assistance with amended returns, assistance with stock option matters and transition of tax compliance services to a new service provider engaged by management in 2006.
All Other Fees. There were no other services provided by McGladrey & Pullen, LLP or RSM McGladrey, Inc., not included above, in either 2006 or 2005.
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors on a case-by-case basis. In connection with the approval of the audit services and the audit related services, the Audit Committee also pre-approves in advance certain audit-related fees relating to research and advice on technical accounting questions and other matters related to the financial statements under audit. All of the services provided by the independent auditor during 2006 and 2005 were pre-approved by the Audit Committee under its pre-approval process.

OTHER INFORMATION
Annual Report
Our Annual Report for the fiscal year ended December 31, 2006, which includes the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, accompanies this Notice of Annual Meeting and proxy solicitation material. Shareholders may obtain a copy of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission but excluding exhibits, without charge upon written request to our Secretary at our address listed on the first page of this Proxy Statement.
Proposals of Shareholders for 2008 Annual Meeting
Any shareholder proposal intended for inclusion in our proxy materials for the 2008 Annual Meeting of Shareholders must be received by our Secretary no later than the close of business on November 20, 2007. A shareholder who wishes to make a proposal for consideration at the 2007 Annual Meeting, but does not seek to include the proposal in our proxy materials, must notify our Secretary. The notice must be received no later than February 4, 2008. If the notice is not timely, then the persons named on our proxy card for the 2008 Annual Meeting may use their discretionary voting authority when the proposal is raised at the meeting.
Other Matters
The board of directors is not aware that any matter other than those described in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is appended will be presented for action at the 2007 Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named as proxies to vote the proxied shares in accordance with their best judgment on said matters.
It is important that proxies be returned promptly with instructions for voting. Shareholders who do not expect to attend the 2007 Annual Meeting in person are urged to promptly mark, sign, date and send in the proxies by return mail.
By Order of the Board of Directors,
Michael D. Erdmann
Secretary

ENPATH MEDICAL, INC.
Annual Meeting of Shareholders
2300 Berkshire Lane North
Plymouth, MN 55441
Thursday, May 3, 2007
3:45 p.m. local time

ENPATH MEDICAL, INC.
2300 Berkshire Lane North
Plymouth, MN 55441	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING.
The undersigned hereby appoints Richard F. Sauter and James D. Hartman, or either of them, as proxies with full power of substitution to vote all shares of common stock of Enpath Medical, Inc. held of record in the name of the undersigned at the close of business on March 21, 2007 at the Annual Meeting of Shareholders of Enpath Medical, Inc. to be held on Thursday, May 3, 2007 at 3:45 p.m., local time, at the Company’s headquarters, 2300 Berkshire Lane North, Plymouth, Minnesota, or at any postponement(s) or adjournment(s) thereof, hereby revoking all former proxies.
Please mark, sign, date and return the proxy card promptly using the enclosed envelope.
See reverse for voting instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Enpath Medical, Inc., c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect seven (7) directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.	01 Thomas L. Auth 02 Michael D. Dale 03 Albert Emola 04 James D. Hartman	05 Richard F. Sauter 06 Richard T. Schwarz 07 John C. Hertig		☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of McGladrey & Pullen, LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007.			☐ For			☐ Against		☐ Abstain

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Change? Mark Box ☐ Indicate changes below:			THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE AND EACH PROPOSAL.

Dated:

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administra-
tors, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.